Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL COMMENTS ON SUPERIOR COURT OF CALIFORNIA’S ORDER

SAN JOSE, Calif. – July 28, 2017 – Western Digital Corp. (NASDAQ: WDC) today issued the following statement regarding the order of the Superior Court of California for the County of San Francisco (“the Court”):

Following the directive of the Court at the July 14, 2017 hearing, Toshiba has entered into an agreement with Western Digital’s SanDisk subsidiaries preventing Toshiba from closing any transfer of its JV interests without providing at least 14 days’ advance notice to SanDisk.

The agreement, which has been officially entered by the Court as an order, protects SanDisk’s JV interests and preserves SanDisk’s consent rights until SanDisk’s request for further injunctive relief can be heard by the ICC International Court of Arbitration.

As part of the agreement, and consistent with the tentative ruling by the Court on July 27, 2017, Toshiba has accepted the Court’s jurisdiction over Toshiba for purposes of enforcing this order.

Our goal has always been to protect and preserve the health and future of our successful joint ventures. Our ongoing discussions with Toshiba and its stakeholders have been constructive, and we will continue to work to seek a solution that is in the best interests of all parties.

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Western Digital Comments on Superior Court of California’s Order

Forward-Looking Statements

This news release contains certain forward-looking statements, including statements concerning the JVs, SanDisk’s rights under the JV agreements, its actions to protect such rights, and ongoing proceedings with respect to those rights. There are a number of risks and uncertainties that may cause these forward-looking statements to be inaccurate including, among others: uncertainties with respect to the company’s business ventures with Toshiba; volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-Q filed with the SEC on May 8, 2017, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Company Contacts:

United States	Japan
Media Contact:	Media Contacts:
Jim Pascoe	Emi Hatano
408.717.6999 jim.pascoe@wdc.com	090-5765-9730 emi.hatano@sandisk.com

Investor Contact:	Ashton Consulting
Bob Blair	John Sunley / Brendan Jennings
949.672.7834 robert.blair@wdc.com	03 5425-7220 / 090—7416-0180 / 050 7576-6190 WDC_JapanPR@ashton.jp
Joele Frank, Wilkinson Brimmer Katcher
Eric Brielmann / Jed Repko / Ed Trissel
415-869-3950 / 212-355-4449 wdcmedia@joelefrank.com